Exhibit 10.22
Execution Copy
CONFIDENTIAL
CO-MARKETING AGREEMENT
     This Co-Marketing Agreement (this Agreement), effective as of April 30, 2007 (the “Effective Date”), is made by and between St. Jude Medical, Inc., a Minnesota corporation with offices at One Lillehei Plaza, Saint Paul, MN 55117 (“St. Jude”), and Hansen Medical, Inc., a Delaware corporation having its principal place of business at 380 North Bernardo Avenue, Mountain View, CA 94043 (“Hansen”).
Intending to be legally bound, Hansen and St. Jude agree as follows:
1.	Definitions. For purposes of this Agreement, the following terms, whether singular or plural, shall have the following meanings:
(a) “Act” means the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.
(b) “Affiliate” of a Party or third party means any person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with such Party or third party, during the term of this Agreement and only so long as such control exists. For purposes of this definition, “control” means the power to direct the management and policies of such person or entity directly or indirectly, through majority ownership or control of voting securities , and shall include persons or entities which become Affiliates after the Effective Date, but a person or entity will remain an Affiliate only for so long as such control continues to exist.
(c) “Business Day” means any day other than a Saturday, Sunday, or other day on which most or all commercial banks are closed in New York, New York.
(d) “Commercialization Date” for a given Region other than the United States of America means the date of the first sale of (the date of the invoice for) a Fully Integrated Sensei System in such Region, and for the United States of America means the date of the first sale of (the date of the invoice for) a Fully Integrated Sensei System in the United States of America, or ******, whichever occurs first.
(e) “EnSite System” means St. Jude’s EnSite™ System for mapping and navigating electrophysiology catheters in real time, as such may be improved, redesigned or modified.
(f) “Excluded Countries” means ******.

(g) “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services.
(h) “FDA Approval” means clearance for marketing by the FDA under Section 510(k) of the Act, 21 U.S.C. §360(k), and 21 C.F.R. Part 807, Subpart E, or FDA premarket approval granted in accordance with 21 U.S.C. § 360e and 21 C.F.R. Part 814.
(i) “Field of Use” means the development, manufacture, sale, distribution and servicing of medical devices, systems and accessories designed for the diagnosis and/or treatment of ******.
(j) “Fully Integrated EnSite System” means the EnSite System, made compatible with the Fully Integrated Sensei System in accordance with the terms of the Joint Development Agreement.
(k) “Fully Integrated Sensei System” means the Sensei System, made compatible with the Fully Integrated EnSite System in accordance with the terms of the Joint Development Agreement, excluding a Sensei System for which the integration capability has been disabled.
(l) “Fully Integrated System” means a computerized interventional electrophysiological localization and mapping instrument control system comprising one Fully Integrated EnSite System and one Fully Integrated Sensei System.
(m) “Hansen Intellectual Property” means the Intellectual Property rights of Hansen used by Hansen in the research, design, development, manufacture or distribution of the Sensei System, the Fully Integrated Sensei System and the Sensei Disposables, but not any Intellectual Property jointly owned by Hansen and St. Jude under the terms of the Joint Development Agreement, to the extent that such jointly owned Intellectual Property is derived from Intellectual Property otherwise developed or acquired by St. Jude outside of the Joint Development Agreement.
(n) “Hansen Products” means the Fully Integrated Sensei System, the Non-Integrated Sensei System, the Sensei Disposables and any other products mutually agreed to by the Parties in writing.
(o) “Intellectual Property” means any U.S. or foreign patents and patent applications (including any substitutions, extensions, reissues, renewals, divisionals, or continuations); trademarks, service marks and registrations thereof and applications therefore; copyrights and copyright registrations and applications; mask works and registrations thereof; all discoveries, innovations, ideas, inventions, technology, techniques, methods, know-how, trade secrets, processes, formulas, specifications, drawings and designs, computer programs or software, including all amendments, modifications, and improvements to any of the foregoing, and any other proprietary information.
(P) “Joint Development Agreement” means that certain Joint Development Agreement dated as of the Effective Date between Hansen and St. Jude for the development of the Fully Integrated System.
(q) “Leveraged Sale” means any sale of a Fully Integrated Sensei System ******.
(r) “NDA” means that certain Mutual Non-Disclosure Agreement between the parties dated as of May 8, 2006.
(s) “Non-Integrated Sensei System” means any Sensei System that is not a Fully Integrated Sensei System, ******.
(t) “Non-Leveraged Sale” means any sale of the Sensei System that is not a Leveraged Sale.
(u) “Other Products” means products or services, including but not limited to disposable and implantable medical devices, other than Hansen Products, that are of a type commonly used by purchasers or potential purchasers of the Sensei System.
(v) “Region” means one of the following geographic areas: (1) the United States of America; (2) ******; (3) ******; (4) ******; and (5) ******. Notwithstanding the foregoing, none of the Regions shall be deemed to include the Excluded Countries.
(w) “Restricted Period” means the period commencing on the Effective Date and ending on the later to occur of: (i) the expiration or termination of this Agreement, or (ii) ****** after the Commercialization Date in the United States of America; provided, however, that if this Agreement is terminated earlier by St. Jude under the terms of Section 12(b)(iii), then the Restricted Period will end on the date of such termination.
(x) “Sensei Disposables” shall mean Hansen’s Artisan™ catheters and other single-use sheaths, catheters, drapes, transseptal kits or other products specifically designed, adapted or modified for use by Hansen with the Sensei System and/or labeled for use with the Sensei System.
(y) “Sensei System” means Hansen’s robotic catheter control system marketed under the name “Sensei,” including the Fully Integrated Sensei System and the LC Sensei System, as such may be improved, redesigned or modified. “Sensei System” does not include the Sensei Disposables.
(z) “St. Jude Intellectual Property” means the Intellectual Property rights used by St. Jude in the research, design, development, manufacture or distribution of the EnSite System and the Fully Integrated EnSite System, but not any Intellectual Property jointly owned by Hansen and St. Jude under the terms of the Joint Development Agreement, to the extent that such jointly owned Intellectual Property is derived from Intellectual Property developed or otherwise acquired by Hansen outside of the Joint Development Agreement.
(aa) “Territory” means the world.
2.	Appointment and Authority of St. Jude; Co-Exclusivity.
(a) Appointment. Subject to the terms and conditions of this Agreement, Hansen hereby appoints St. Jude, and St. Jude hereby accepts such appointment, as the co-exclusive distributor with Hansen of the Hansen Products in the Territory (but not in the Excluded Countries) in the Field of Use, subject to the following restrictions:
(i) ******
(ii) ******
(b) Subdistributors. St. Jude shall have the right to engage its Affiliates, and any independent distributors or sales agents of St. Jude as of the Effective Date, to market and sell Hansen Products in Leveraged Sales hereunder. St. Jude may also engage new distributors and sales agents to sell Hansen Products hereunder, provided that if any such distributor or sales agent is to be engaged by St. Jude solely to sell Hansen

Products, then St. Jude shall not enter into such an agreement without the prior written consent of Hansen, which consent will not be unreasonably withheld.
(c) Distribution Rights. During the Term, if any agreement for the distribution of Hansen Products in the Excluded Countries expires or otherwise terminates (each, an “Excluded Country Agreement”) or Hansen determines to pursue a new distributorship in a particular market not within the Excluded Countries, in place of a previously-existing Hansen direct sales force effort, St. Jude shall have a right to negotiate with Hansen during the Distribution Rights Negotiation Period (as defined below) to become a distributor for the Hansen Products in the geography covered by the Excluded Country Agreement or the new distributorship (the “St. Jude Distribution Negotiation Right”). The St. Jude Distribution Negotiation Right will commence on the date that Hansen provides St. Jude written notice of the pending or actual expiration or termination of an Excluded Country Agreement or of Hansen’s determination to pursue a new distributorship, and will continue until the expiration of the Distribution Rights Negotiation Period. Hansen shall provide St. Jude with prompt written notice of the pending or actual expiration or termination of each Excluded Country Agreement, and of each determination to pursue a new distributorship, which notice shall set forth in reasonable detail the products and geography covered by each such Excluded Country Agreement or new distributorship. St. Jude shall have the right (but not the obligation) to exercise the St. Jude Distribution Negotiation Right with respect to each such Excluded Country Agreement or new distributorship by written notice to Hansen given within ****** day of its receipt of Hansen’s original notice. If St. Jude elects to exercise the St. Jude Distribution Negotiation Right, the parties shall, during a ****** day period commencing as of Hansen’s receipt of St. Jude’s notice (the “Distribution Rights Negotiation Period”), use reasonable efforts to negotiate in good faith the commercially reasonable terms and conditions of a distribution agreement covering the products and geography covered by the underlying Excluded Country Agreement or new distributorship.
(d)	Technical Assistance Rights. During the Term, if Hansen determines to seek technical assistance in regulatory, sales and/or marketing matters in any geography, St. Jude shall have a right to negotiate with Hansen during the Technical Assistance Negotiation Period (as defined below) to provide such assistance in the geography for which such assistance is sought (the “St. Jude Assistance Negotiation Right”). The St. Jude Assistance Negotiation Right will commence on the date that Hansen provides St. Jude written notice of its determination to obtain such assistance, and will continue until the expiration of the Technical Assistance Negotiation Period. Hansen shall provide St. Jude with prompt written notice of its determination to obtain such assistance, which notice shall set forth in reasonable detail the products and geography covered by such determination. St. Jude shall have the right (but not the obligation) to exercise the St. Jude Assistance Negotiation Right with respect to each such determination by written notice to Hansen given within ****** day of its receipt of Hansen’s original notice. If St. Jude elects to exercise the St. Jude Assistance Negotiation Right, the parties shall, during a ****** day period commencing as of Hansen’s receipt of St. Jude’s notice (the “Technical Assistance Negotiation Period”), use reasonable efforts to negotiate in good faith the commercially reasonable terms and conditions of a technical assistance agreement covering the products and geography covered by the determination to seek technical assistance.
(e) Manner of Sale. Subject to the terms of this Agreement, St. Jude and Hansen shall be entitled to sell the Hansen Products in any manner each of them deems appropriate.
(f) Hansen Collaboration Obligations. During the Restricted Period:
(i)	Hansen agrees that it will not enter into any agreement with any third party that contemplates the distribution, sale or marketing of Hansen Products or of Other Products made by ******.

(ii)	Notwithstanding Section 2(f)(i), but subject to Section 2(c), during the Restricted Period Hansen shall have the right to enter into agreements with third parties that contemplate the distribution, sale or marketing of Hansen Products or of any Other Products in the Field of Use in the Excluded Countries, ******.

(iii)	Notwithstanding Section 2(e)(i), during the Restricted Period if a customer requests ******

(iv)	******
(g) Independent Contractors. St. Jude and Hansen are independent contractors and are engaged in the operation of their own businesses. Neither party is to be considered the agent of the other party for any purpose whatsoever, and neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party unless agreed to in writing by the other party.
3. Obligations of St. Jude.
(a) St. Jude Products. Subject to the terms and conditions of this Agreement, St. Jude shall be solely responsible for Leveraged Sales in the Field of Use in the Territory (but not in the Excluded Countries, which shall be the responsibility of Hansen pursuant to Section 4(a)). St. Jude will use such efforts as it deems appropriate, in light of market conditions and other factors, to complete Leveraged Sales to sales leads provided by Hansen in the Field of Use in the Territory (but not in the Excluded Countries).
(b) Invoicing. St. Jude shall be responsible for invoicing customers for (i) Leveraged Sales and (ii) sales of Sensei Disposables made by St. Jude, including, without limitation, those made in connection with Leveraged Sales.
(c) Sales of EnSite System. Sales by St. Jude of the Fully Integrated EnSite System and the latest version of the EnSite software compatible with for the Fully Integrated Sensei System to customers referred to St. Jude by Hansen will be made on St. Jude’s standard or other commercially reasonable terms and conditions.
(d) Regulatory Services. St. Jude shall provide mutually agreed upon regulatory services in connection with Hansen obtaining Regulatory Approvals, as reasonably requested by Hansen, subject to Hansen reimbursing St. Jude for Hansen-preapproved direct and indirect costs incurred by St. Jude in connection with the provision of such regulatory services related to Hansen Products. Hansen will pay all such costs to St. Jude within 30 days of receipt of an invoice therefor.
(e) EnSite System. During the Term, St. Jude shall provide to Hansen, one EnSite System, on loan and free of charge, and related disposables, at a transfer price to be determined as part of the Sales and Marketing Plan, for sales demonstration and training purposes under this Agreement. Unless otherwise agreed in writing by the parties, Hansen shall promptly return such EnSite System to St. Jude, at Hansen’s expense, in good working order, reasonable wear and tear excepted, upon the expiration of the Term or any termination of this Agreement.
(f) Software ******. Any software incorporated into or provided for use in a Hansen Product is not sold, but rather is licensed solely for use in that Product in accordance with the documentation therefor. Such license is non-exclusive, non-sublicensable and does not include the right to (and neither St. Jude nor its Affiliates will) ******, but St. Jude will not have any liability to Hansen for any tortious or wrongful acts of third parties with respect to Hansen Products.
4.	Obligations of Hansen.
(a) Hansen Sales. Subject to the terms and conditions of this Agreement, Hansen shall be solely responsible for Non-Leveraged Sales in the Field of Use in the Territory, and, subject to the terms hereof, shall have the opportunity to pursue any kind of sales of Hansen Products without limitation in the Excluded Countries or outside of the Field of Use.
(b) Non-Leveraged Sales. For all Non-Leveraged Sales and sales of Sensei Disposables by Hansen, Hansen shall be responsible for order fulfillment, invoicing and all account services, including, without limitation, Sensei Disposable sales.
(c) Leveraged Sales. For all Leveraged Sales by St. Jude and sales by St. Jude of Sensei Disposables, Hansen shall: (i) fill such orders, including by drop shipping Sensei Disposables included in Leveraged Sales, (ii) sell and provide maintenance and upgrades in support of such Leveraged Sales for at least as long as the term of St. Jude’s Leveraged Sale programs continue and in any event for not less than ****** after the Term; and (iii)

provide warranty, repair, technical service, and maintenance/upgrades under Hansen’s standard warranty service and follow-on software/equipment service paradigm, which, outside of the standard warranty service, shall involve commercially reasonable fees payable by the customer to Hansen.
(d) Marketing Materials. Hansen shall be solely responsible for the preparation of sales and marketing materials for the marketing and sale of Hansen Products, and shall translate the instructions for use for each of the Hansen Products into the required foreign language for each geography in the Territory (other than the Excluded Countries). In addition, Hansen shall provide to St. Jude such quantities of such marketing materials as St. Jude shall reasonably request from time to time during the Term. St. Jude shall reimburse Hansen for pertinent out of pocket costs other than costs incurred in translating instructions for use or marketing materials.
(e) Training. In each of the United States of America and Europe, Hansen shall provide “awareness training” regarding the Hansen Products for up to ****** key St. Jude sales and marketing personnel, no later than ****** days after the Commercialization Date in the United States of America or Europe, as applicable, in order to facilitate the handling of demo/site presentations. Each party shall bear its own expenses to attend such training (St. Jude shall cover travel and lodging for its attendees). In addition, St. Jude will be allowed to attend Hansen’s regularly-scheduled sales, marketing, and other training meetings, subject to availability of the pertinent resource, subject to St. Jude covering its own costs associated with attending (travel, lodging). Availability and timing of such Hansen regularly-scheduled meetings is at the sole discretion of Hansen, and Hansen is under no obligation to have such meetings. Further, subject to the pertinent terms of the Sales and Marketing Plan, including terms detailing costs to St. Jude and key points of contact for St. Jude regarding pertinent Hansen resources, St. Jude shall have access to Hansen centers of excellence.
(f) Call Center, Field Support and Case Coverage. Hansen will provide and maintain a call center to provide commercially reasonable customer service for each Region for as long as Hansen or St. Jude commercializes Hansen Products in the Region. Subject to the pertinent terms of the Sales and Marketing Plan, which terms shall be reviewed and updated subject to mutual agreement by the parties every six (6) months after finalization of the first version of the Sales and Marketing Plan,
Hansen will provide and maintain field support personnel to provide commercially reasonable customer service in furtherance of marketing and sales activity in the Territory (but not in the Excluded Countries), in accordance with industry norms, for at least as long as the term of St. Jude’s Leveraged Sales program hereunder, and for not less than 12 months thereafter. Such services shall be provided under Hansen’s standard warranty service and follow-on software/equipment service paradigm, which, outside of standard warranty service, shall involve commercially reasonable fees payable to Hansen. In furtherance of the foregoing, Hansen shall provide at least one direct or contracted field service and/or technical resource in each Region.
(g) Promotion of St. Jude Products. Hansen shall promote the EnSite Fully Integrated System to customers in combination with St. Jude products, except that, subject to Section 2(t), Hansen may promote a non-St. Jude product for use with the Sensei System if and to the extent that St. Jude does not offer a product that performs substantially the same function or functions as such non-St. Jude product.
(h) Leveraged Sale Referrals. Hansen shall refer to St. Jude all inquiries regarding Leveraged Sales in the Territory (but not the Excluded Countries) in the Field of Use received by Hansen.
(i) EnSite Referrals. Hansen shall refer to St. Jude all inquiries regarding the EnSite System and/or the EnSite integration software module/upgrade.
(j) Fully Integrated Sensei System. During the Term, Hansen shall provide to St. Jude (i) one Fully Integrated Sensei System, on loan and free of charge, (ii) up to two Fully Integrated Sensei Systems at ******, not for resale, and for the sole purpose of demonstration in geographies where either Hansen does not have a center of excellence (e.g., Korea and Japan) or St. Jude reasonably determines that the use of a demonstration unit outside of a center of excellence is necessary and (iii) such quantities of related Sensei Disposables as St. Jude shall reasonably request from time to time during the Term, at a transfer price to be determined as part of the Sales and Marketing Plan, for sales demonstration and training purposes under this Agreement. Unless otherwise agreed in writing by the parties, St. Jude shall promptly return to Hansen the Fully Integrated Sensei System provided under clause (i) above, at St. Jude’s expense, in good working order, reasonable wear and tear excepted, upon the expiration of the Term or any termination of this Agreement.
(k) No Third Party Distributors. During the Term, Hansen agrees that it shall not, directly or indirectly, engage any third party to market, distribute or sell Hansen Products in the Field of Use in the Territory, except, subject to Section 2(c), in the Excluded Countries.
(l) Regulatory Approvals and Clearances. Hansen shall be responsible for obtaining and bearing the costs of all regulatory approvals required for the sale of Hansen Products in the Territory.
5. Mutual Responsibilities of Hansen and St. Jude
(a) Market Development. Hansen and St. Jude shall jointly develop and share costs of mutually agreed upon market development activities (e.g., post-marketing clinical studies and exhibition space).

(b) Sales and Marketing. Hansen and St. Jude shall jointly develop and attach hereto as Appendix A within ****** after the Effective Date a mutually agreed upon detailed coordinated marketing and sales plan outlining the cooperative involvement of Hansen and St. Jude resources in the marketing, sale and distribution of the Hansen Products in the Territory (the “Sales and Marketing Plan”).
(c) Joint Selling Opportunities. St. Jude’s field sales organization shall promptly notify Hansen’s field organization of any opportunities identified by St. Jude that would allow for Leveraged Sales in the Territory (excluding the Excluded Countries) in the Field of Use. St. Jude’s representatives will then partner with Hansen’s field representatives to conduct all related sales presentations and messaging representing the Fully Integrated Sensei System, Sensei Disposables, and St. Jude products. All joint sales calls will be coordinated between St. Jude’s and Hansen’s field sales organizations. Hansen clinical specialists will be solely responsible for in-servicing the end users once the Fully Integrated Sensei System has been delivered to the account.
(d) Notice of Leveraged Sale Opportunity. Within ****** business days of a customer requesting a sales quote for a Leveraged Sale in the Field of Use in the Territory (but not the Excluded Countries) from either party, the party receiving the request will notify the other party in writing. For a period of ****** days after the date of such notice, St. Jude shall have the exclusive right to obtain a purchase order with respect to a Leveraged Sale to such customer, provided that if prior to the expiration of such ****** period it becomes reasonably clear to either St. Jude that the customer is not going to enter into such a Leveraged Sale with St. Jude, St. Jude shall so notify Hansen in writing (“No Interest Notice”). If St. Jude does not obtain a purchase order with respect to a Leveraged Sale within such ****** period or St. Jude provides Hansen with a No Interest Notice, Hansen shall thereafter have the right to approach the same customer and solicit a Non-Leveraged Sale.

6.	Trademark License. Hansen grants to St. Jude the right and license to use Hansen’s trademarks and any trademark registrations which Hansen obtains and designates for the Sensei System (including the Fully Integrated Sensei System) and the Sensei Disposables, including, without limitation, the trademarks and trademark registrations set forth on Schedule 6 hereto (the “Trademarks”) solely to market and distribute hereunder the Hansen Products to which such Trademarks relate in accordance with Hansen’s then current trademark usage guidelines and subject to prior written approval by Hansen of all uses, except for uses consistent with uses previously approved by Hansen in writing. This trademark license shall continue in effect only while St. Jude retains its distribution rights under this Agreement. St. Jude agrees not to remove or obscure any product label affixed by Hansen, unless necessary to comply with local language labeling requirements. All trademarks of or used by, and trademark registrations obtained by, Hansen and/or its Affiliates shall be and remain owned by Hansen and its Affiliates and will not be challenged or registered by St. Jude or its Affiliates.

7.	Terms and Conditions of Sale.
(a) Terms of Orders. All purchases of Hansen Products by St. Jude from Hansen during the Term will be subject to the terms and conditions of this Agreement. St. Jude shall submit purchase orders to Hansen for Hansen Products. Each purchase order shall include: (i) identification of the Hansen Products ordered; (ii) quantity; (iii) requested delivery date; (iv) pricing terms; and (v) shipping instructions and shipping address. Absent mutual written agreement to the contrary, any terms or conditions associated with purchase orders, other than those described in this section 7(a), shall have no force or effect.
(b) Packaging. All quantities of Hansen Products purchased from Hansen by St. Jude shall be delivered, packaged ready for resale in the applicable geography, with all artwork and labeling prepared by Hansen, to the carrier for shipment to the location set forth in the purchase order.
(c) Prices; Other Fees; Invoicing. The prices, other fees and invoicing mechanics, related to the sale of the Hansen Products are set forth in Appendix B hereto.
(d) Expenses. Except as otherwise set forth herein, each party shall bear its own expenses with respect to promotion, sales and distribution, as well as administrative and overhead expenses.
(e) Credit. Each party assumes all credit and other risks involved in its sales under this Agreement. All collection expenses on sales invoiced by St. Jude will be at St. Jude’s expense and all collection expenses on sales invoiced by Hansen (except to St. Jude) will be at Hansen’s expense.

(f) Payment Terms. Payment terms are net thirty (30) days after receipt of evidence of the following (i) successful installation of the Fully Integrated Sensei System sold to the customer, (ii) completion of customer training, and (iii) successful use of the Fully Integrated Sensei System in ******.
(g) Shipping Terms: Ex Works (Incoterms 2000) Hansen’s facility, Mountain View, CA, provided that Hansen shall be responsible for obtaining and bearing the cost of all import and export licenses.
8.	Regulatory Matters.
(a) Medical Device Establishment Registrations. Hansen will maintain a Medical Device Establishment Registration (as defined under the Act) as manufacturer and specifications developer for the Products, as is required by law or regulation. St. Jude will maintain a Medical Device Establishment Registration (as defined under the Act) as manufacturer and specifications developer for the Fully Integrated EnSite System (hereinafter the “Fully Integrated EnSite System”), as is required by law or regulation.
(b) Complaints and Medical Device Reporting. Each party will comply with applicable provisions of the Medical Device Reporting systems, including the requirements of21 CFR Part 803, and each party will cooperate with the other for the efficient compliance therewith. Each of the parties agrees to notify the other within three (3) Business Days of receipt of any significant complaint or information relating to the safety or effectiveness of any Hansen Products or Fully Integrated EnSite System or otherwise relating to an event that could trigger a need to file a Medical Device Report (“MDR”). Each party will provide the results of a preliminary investigation into any event covered by such notification to the other party, along with the pertinent device hardware itself, as soon as is practicable, in any event within sufficient time for the other party to comply with all applicable reporting laws and regulations. With respect to each Hansen Product or each Fully Integrated EnSite System covered by such notification, the party in control of the subject product shall provide to the other party a minimum of the following information within five days following receipt of the notification: (i) Device History Record evaluation, (ii) Batch/Lot size and (iii) Assurance Record (visual, dimensional, functional inspections or process controls). The party in control of the subject product shall provide written follow-up within ten Business Days of any additional “request for analysis” or “corrective/preventive action request” received from the other party associated with the notification. The party in control of the subject product shall provide the other party with a monthly report outlining key non-conformance activity associated with the products covered by such notification indicating key component, in-process, or finished device non-conformance (scrap, non-conforming material) trends. Content of report shall include six-month running trends and include frequency, root cause, corrective/preventive actions, and assigned due dates associated with mitigating identified trends.
(c) Remedial Actions. Hansen will monitor regulatory matters with respect to Hansen Products and will take all commercially reasonable actions necessary to maintain Hansen Product availability in conformity with applicable legal requirements. Similarly, St. Jude will monitor regulatory matters with respect to the Fully Integrated EnSite System and will take all commercially reasonable actions necessary to maintain availability of the Fully Integrated EnSite System in conformity with applicable legal requirements. The parties will notify each other within two Business Days of learning of any material regulatory development with respect to Hansen Products or the Fully Integrated EnSite System. Each party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any of the Hansen Products or the Fully Integrated EnSite System may be subject to any Remedial Action. “Remedial Action” shall mean any recall, field corrective action, safety alert, notification or other regulatory action with respect to one or more of the Hansen Products or the Fully Integrated EnSite System taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment. The parties will assist each other in gathering and evaluating such information as is reasonably necessary to allow the party controlling the pertinent product to determine the necessity of conducting any Remedial Action. Each party will maintain adequate records to permit the other party to trace the manufacture of the Hansen Products and the Fully Integrated EnSite System and the distribution and use of the Hansen Products and the Fully Integrated EnSite System. In the event that the party in control of a product (i.e., Hansen controls the Hansen Products and St. Jude controls the Fully Integrated EnSite System) determines that any Remedial Action with respect to a product must be commenced or Remedial Action is required by any governmental authority having jurisdiction over the matter, the party in control of such product will control and coordinate all efforts necessary to conduct such Remedial Action. Without limiting the foregoing, such responsibility shall apply to any recall, whether required or recommended by any government or other authority or organization, or otherwise deemed appropriate by the party in control of such product. Hansen shall monitor on-going manufacturing quality trends and promptly notify St. Jude in writing of any known safety-related defects which are known to directly impact present St. Jude inventory or previously distributed Products. Similarly, St. Jude shall monitor on-going manufacturing quality trends and promptly notify Hansen in writing of any known safety-related defects which are known to directly impact present Hansen inventory or previously distributed Fully Integrated EnSite System. Notification shall include description of issue, product/batch scope, and scope mitigation recommendation. The notifying party shall follow-up within three days of notification with a Risk Analysis/Health

Hazard Evaluation associated with the issue outlining investigative elements associated with issues severity, occurrence, and detection.
(d) Audits by St. Jude. Hansen will give St. Jude reasonable access to its facilities and records to allow an independent consulting firm selected by St. Jude, such firm being reasonably acceptable to Hansen, to conduct full compliance audits relating to the manufacture of Hansen Products, at St. Jude’s expense, as reasonably deemed necessary by St. Jude, but no more than once per year. The audit may include, without limitation, records relating to manufacturing compliance with the applicable Specifications (as defined in Section 1O(a)), compliance with quality control and inspection reports procedures, compliance with Good Manufacturing Practices/Quality Systems Regulations promulgated under the Act, regulatory compliance, CE mark certification records and procedures, and compliance with ISO 13485 requirements, as applicable. All audits will be conducted during Hansen’s normal business hours, after two weeks’ prior written notice to Hansen by St. Jude, and at times mutually agreeable to the parties. Hansen will make its regulatory compliance and quality assurance personnel reasonably available to St. Jude’s independent consulting firm in connection with such audits. If the auditor recommends any corrective actions to Hansen in connection with such audits, Hansen will take any corrective action recommended by the auditor with which Hansen agrees within 30 days of receipt of any corrective action recommendations, if possible, or will inform St. Jude in writing of the reasons why Hansen believes such corrective action is not required or cannot be completed within such 30 day period. St. Jude’s independent consulting firm will be given access to audit any corrective action. If such audit discloses, in St. Jude’s good faith opinion, that the progress made by Hansen as of the date of the audit with respect to the Hansen Products is such that Hansen will be unable to make shipments to St. Jude materially in accordance with the purchase orders submitted by St. Jude to Hansen or that all or any part of the Hansen Products are not materially in accordance with the applicable Specifications, St. Jude shall have the right to cancel any unshipped Hansen Products by written notice to Hansen, without any liability for breach of this Agreement.
(e) Audits by Hansen. St. Jude will give Hansen reasonable access to its facilities and records to allow an independent consulting firm selected by Hansen, the firm being reasonably acceptable to St. Jude, to conduct full compliance audits relating to the manufacture of the Fully Integrated EnSite System, at Hansen’s expense, as reasonably deemed necessary by Hansen, but no more than once per year. The audit may include, without limitation, records relating to manufacturing compliance with the applicable specifications, compliance with quality control and inspection reports procedures, compliance with Good Manufacturing Practices/Quality Systems Regulations promulgated under the Act, regulatory compliance, CE mark certification records and procedures, and compliance with ISO 13485 requirements, as applicable. All audits will be conducted during St. Jude’s normal business hours, after two weeks’ prior written notice to St. Jude by Hansen, and at times mutually agreeable to the parties. St. Jude will make its regulatory compliance and quality assurance personnel reasonably available to Hansen’s independent consulting firm in connection with such audits. If the auditor recommends any corrective actions to St. Jude in connection with such audits, St. Jude will take any corrective action recommended by auditor with which St. Jude agrees within 30 days of receipt of any corrective action recommendations, if possible, or will inform Hansen in writing of the reasons why St. Jude believes such corrective action is not required or cannot be completed within such 30 day period.
(f) Regulatory Inspections. The party in control of a product (i.e., Hansen controls the Hansen Products and St. Jude controls the Fully Integrated EnSite System) will promptly notify the other party of any inspection of its facilities manufacturing the Hansen Products or the Fully Integrated EnSite System, or any component part of one or more of the Hansen Products or the Fully Integrated EnSite System, by the Food and Drug Administration of the U.S. Department of Health and Human Services, ISO, CE mark certification organization or other federal, state, or local regulatory agency which relates to the manufacture, assembly, or packaging of the Hansen Products or the Fully Integrated EnSite System and provide the other party with information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings, requests for remedial action, corrective actions or other adverse findings.
(g) Assistance Between Parties. Each party shall provide reasonable assistance to the other, at no charge, if necessary to respond to regulatory audits, inspections, inquiries or requests concerning the Hansen Products or the Fully Integrated EnSite System. If either party is required to submit any information concerning the Hansen Products or the Fully Integrated EnSite System as part of a regulatory inspection or audit in connection with the manufacture and sale of the Hansen Products or the Fully Integrated EnSite System, either party will provide to the other party such documentation, data and other information as may be required for submission to the regulatory agency. Each party shall, if required, also provide to the regulatory agency or to the other party, as applicable, information concerning its quality control procedures and marketing of the Hansen Products or the Fully Integrated EnSite System and any other information reasonably requested by the regulatory agency. The parties shall each provide their reasonable cooperation and consultation to the other in addressing any issue raised by the regulatory agency concerning the marketing, sale or manufacture of the Hansen Products or the Fully Integrated EnSite System.

9.	Representations and Warranties.
(a) Hansen Representations and Warranties. Hansen represents and warrants to St. Jude, as of the date of this Agreement and throughout the Term, that, except as set forth in that certain disclosure letter delivered by Hansen to St. Jude on the date hereof, and in any updates thereto delivered by Hansen to St. Jude from time to time:
(i)	it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;

(ii)	it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder; this Agreement constitutes the valid and legally binding obligation of Hansen, enforceable in accordance with its terms and conditions;

(iii)	neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of Hansen or under any agreement, contract or instrument to which Hansen is a party or any other obligation, law or regulation by which Hansen is bound;

(iv)	the Sensei System (including the Fully Integrated Sensei System) and the Sensei Disposables purchased under this Agreement are not (and will not be) manufactured in violation of any federal, state or local law, executive order or administrative ruling;

(v)	Hansen will convey good title to the Sensei System (including the Fully Integrated Sensei System) and the Sensei Disposables to St. Jude free from all security interests, liens or encumbrances; with the exception that Hansen licenses –and does not sell or convey title to – software;

(vi)	Hansen owns (or will own) or possesses (or will possess) licenses or other rights to use all Hansen Intellectual Property;

(vii)	no claim is pending or, to the best of Hansen’s knowledge, threatened, to the effect that the Hansen Products or Hansen’s use of the Hansen Intellectual Property infringes upon or conflicts with the valid rights of any other person under any Intellectual Property;

(viii)	no claim is pending or, to the best of Hansen’s knowledge, threatened, to the effect that any Hansen Intellectual Property is invalid or unenforceable by Hansen;

(ix)	Hansen has delivered to St. Jude true and correct copies of all correspondence between Hansen and the FDA with respect to the Hansen Products;

(x)	the FDA has not requested additional data, beyond any data requirements previously disclosed to St. Jude, in order for the Hansen Products to receive FDA clearance; and

(xi)	its manufacturing facility is in compliance with all applicable FDA 21 CFR Part 820 Good Manufacturing Practices/ Quality System Regulations promulgated under the Act, and has obtained applicable ISO 13485 certification.
(b) St. Jude Representations and Warranties. St. Jude represents and warrants to Hansen as of the date of this Agreement and throughout the Term, that, except as set forth in that certain disclosure letter delivered by St. Jude to Hansen on the date hereof, and in any updates thereto delivered by St. Jude to Hansen from time to time:
(i)	it is a corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota;

(ii)	it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)	this Agreement constitutes the valid and legally binding obligation of St. Jude, enforceable in accordance with its terms and conditions;

(iv)	neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of St. Jude or under any agreement, contract or instrument to which St. Jude is a party or any other obligation, law or regulation by which St. Jude is bound;

(v)	St. Jude owns (or will own) or possesses (or will possess) licenses or other rights to use all St. Jude Intellectual Property used in the research, design, development, manufacture or distribution of the EnSite System (including the Fully Integrated EnSite System);

(vi)	no claim is pending or, to the best of St. Jude’s knowledge, threatened to the effect that the EnSite System (including the

Fully Integrated EnSite System) or St. Jude’s use of the St. Jude Intellectual Property infringes upon or conflicts with the valid rights of any other person under any Intellectual Property, other than pending infringement claims made by BioSense which Hansen acknowledges it is aware of; and

(vii)	no claim is pending or, to the best of St. Jude’s knowledge, threatened to the effect that any St. Jude Intellectual Property is invalid or unenforceable by St. Jude, other than pending infringement claims made by BioSense which Hansen acknowledges it is aware of.
10.	Product Warranty/Disclaimer/Liability Limitation. Hansen warrants to St. Jude that all Hansen Products: (i) will materially conform with all specifications set forth in the initial development plan contained in the Joint Development Agreement, as updated from time to time by mutual agreement of the parties (referred to herein as the “Specifications”), and written descriptions thereof provided by Hansen to St. Jude prior to any sale of the Hansen Products by St. Jude, (ii) will be free of material defects in material, workmanship and design, and (iii) will be of merchantable quality, suitable for the purposes for which they are intended to be used, and (iv) will be manufactured in accordance with all applicable laws and regulations. Hansen will exchange or accept the return by St. Jude of existing inventory and issue credit at St. Jude’s Fully Landed Cost if the Hansen Products do not meet requirements (i) through (iii). All warranties shall survive any inspection, delivery, acceptance or payment. Hansen will provide, when requested by St. Jude, certification that, to the best of its knowledge, it is in compliance with United States laws, statutes, rules, regulations and relevant orders relating to the manufacture, use, distribution and sale of each Hansen Product. St. Jude will use commercially reasonable efforts to afford Hansen the reasonable opportunity to inspect any allegedly defective Hansen Product at the location of its use or storage. St. Jude will, or will cause, upon request and in accordance with Hansen’s instruction, repair, replacement, or refund with respect to any defective Hansen Product failing to meet the above warranty that is returned to Hansen within twelve (12) months of original shipment by Hansen; the foregoing is the sole remedy for breach of warranty or defects. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10 OR ARTICLE IX, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, neither Party makes any warranty of any kind related to: (i) the success of the research conducted by the Parties under the Agreement; or (ii) the safety or usefulness for any purpose of the technology or other materials or information it provides hereunder. EXCEPT FOR BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE 15, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL,

CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO ANY ASPECT OR SUBJECT MATTER OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.	Pass-through of Hansen Terms and Conditions. To the extent permitted by applicable law, St. Jude shall pass-through to its customers Hansen’s standard terms and conditions of sale for Hansen Products.

12.	Term and Termination.
(a) Initial Term. This Agreement shall commence on the Effective Date and continue in force until the date two (2) years from the Commercialization Date in the United States of America (the “Initial Term” and, as may be extended by written agreement of the parties, the “Term”). The parties agree to discuss modification of the foregoing, and of the Restricted Period, based on anticipated and/or actual regulatory and reimbursement approval timelines and commercialization dates, as part of the Sales and Marketing Plan.
(b) Termination. This Agreement may be terminated:
(i)	by either party after (A) such party has given written notice to the other party that such other party has committed a material breach of its obligations hereunder and (B) such other party has failed to correct such material breach within 90 days of such written notice;

(ii)	by either party if the other party becomes insolvent, makes or seeks to make an arrangement with or an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted by, on behalf of or against, such other party, or if a receiver or trustee of the other party’s property is appointed; or

(iii)	by St. Jude upon ****** prior written notice to Hansen.
(c) Effect of Expiration or Termination. In the event of expiration or termination of this Agreement for any reason, the parties shall have the following rights and obligations:
(i)	termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable (which are not the subject of a good faith dispute).

(ii)	St. Jude may, in its sole discretion, elect to continue to market and sell, and Hansen shall continue to supply St. Jude’s requirements, within the Field of Use and Territory (except the Excluded Countries) the Hansen Products for Leveraged Sales for a period of ****** following any early termination of this Agreement prior to the expiration of the Term, on the terms and conditions of this Agreement which survive termination;

(iii)	With respect to a termination not covered by Section 12(c)(ii) above, Hansen shall continue to supply St. Jude’s requirements for Hansen Products to the extent necessary for St. Jude to perform its obligations under any orders existing on the date of termination for a period of ****** months after such date of termination;

(iv)	St. Jude shall deliver to Hansen or destroy, upon request, all Hansen Product materials supplied by Hansen and all Hansen Product marketing materials of any kind, except for such materials as are required by St. Jude in connection with any sales of inventory, sales under Section 12(c)(ii), and sales to fulfill outstanding orders under Section 12(c)(iii);

(v)	the license to use Trademarks shall terminate (except to the extent needed to sell inventory and fulfill Hansen Product orders existing on the date of termination under this Section 12(c)) and as may be required for sales pursuant to Section 12(c)(ii) and (iii); and

(vi)	the obligations of Hansen and St. Jude pursuant to Sections 4(c), (d), (f) and (1) (Obligations of Hansen), 7(c) (Price; Fees; Invoicing), 9 (Representations and Warranties), 10 (Product Warranty and Insurance), 11 (Pass-through of Hansen Terms and Conditions), 12 (Term and Termination), 14 (Indemnification), 15 (Confidential Information and Publicity), and 16 (General Provisions) of this Agreement will survive any expiration or termination of this Agreement.
Nothing herein will limit any remedies which a party may have for the other party’s default, except as expressly provided herein. Neither party shall be liable to the other for any damage in connection with that party’s termination of this Agreement by written notice in accordance with Section 12(c).

13.	Intentionally Omitted.

14.	Indemnification.
          (a) Hansen Indemnification.

(i) Hansen agrees to indemnify, defend, and hold St. Jude and its directors, officers, employees, agents and representatives harmless from and against, and to assume all direct and indirect costs and expenses (including reasonable attorney’s fees) for:
1.	claims or suits for bodily injury, including, but not limited to, death, or property damage to the extent that such claims or suits allege that such injury or damage was caused by: (A) the defective design or manufacture of a Hansen Product; (B) the unreasonably dangerous condition of a Hansen Product; (C) negligent failure to warn concerning a Hansen Product; or (D) a breach by Hansen of any representations, warranties or covenants of Hansen hereunder;

2.	any recalls or replacements of Hansen Products, whether required or recommended by any government or other authority or organization or otherwise deemed appropriate by Hansen and St. Jude; and

3.	any product liability claims arising from the Product Warranty provided by Hansen in Section 10;
except to the extent that such injury, damage, cost, or expense is caused by the negligence or other fault of St. Jude (including but not limited to claims, representations and/or warranties about the Hansen Product that are made by St. Jude without the authorization of Hansen); and
(ii) Hansen agrees to further indemnify, defend, and hold St. Jude and its directors, officers, employees, agents and representatives harmless from and against, and shall assume all direct and indirect costs and expenses (including attorney’s fees) for any claim that the Hansen Intellectual Property, the Sensei System (including the Fully Integrated Sensei System) or the Sensei Disposables infringe or violate any patent, copyright, trademark, trade name, trade secret, or other intellectual property right.
     (b) St. Jude Indemnification.
(i) St. Jude agrees to indemnify, defend, and hold Hansen and its directors, officers, employees, agents and representatives harmless from and against, and to assume all direct and indirect costs and expenses (including attorney’s fees) for:
1.	claims or suits for bodily injury, including, but not limited to, death, or property to the extent that such claims or suits allege that such injury or damage was caused by: (A) the defective design or manufacture of any EnSite System; (B) the unreasonably dangerous condition of an EnSite System; (C) negligent failure to warn concerning an EnSite System; or (D) a breach by St. Jude of any representations, warranties or covenants of St. Jude hereunder; and

2.	any recalls or replacements of the EnSite System (including the Fully Integrated EnSite System), whether required or recommended by any government or other authority or organization or otherwise deemed appropriate by Hansen and St. Jude.
except, in each case, if such injury, damage, cost, or expense is caused by the negligence or other fault of Hansen (including but not limited to claims, representations and/or warranties about any EnSite System that are made by Hansen without the authorization of St. Jude); and
(ii) St. Jude agrees to further indemnify, defend, and hold Hansen and its directors, officers, employees, agents and representatives, harmless from and against, and shall assume all direct and indirect costs and expenses (including attorney’s fees) for any claim that the St. Jude Intellectual Property or the EnSite System (including the Fully Integrated EnSite System) infringe or violate any patent, copyright, trademark, trade name, trade secret, or other intellectual property right.
(c) Any duty of one party under this section 14 shall be contingent upon such party receiving from the other party prompt notice of any claims or threats, full cooperation, and full control over defense and settlement, except to the extent that any delay is not prejudicial to the indemnifying party.
15. Confidential Information and Publicity.
(a) The parties hereto will keep confidential any non-public information (whether written or oral and whether or not identified as “Confidential”) exchanged by the parties (whether prior to, on or after the date hereof) in connection with the matters contemplated by this Agreement, as well as the existence and terms of this Agreement and the existence of the parties’ discussions and collaboration hereunder, strictly in accordance with the terms of the NDA, and will use such information solely in the performance of their obligations, and the exercise of their rights, provided hereunder. The NDA shall expressly survive any termination of this Agreement in accordance with its terms.
(b) Neither party nor any of its Affiliates or representatives may initiate or make any public announcement (by press release, press interview or otherwise) or other disclosure concerning the existence, terms and conditions, or subject matter of this Agreement to any third party without the prior written consent of the other party, except as may be required by law or regulation. In those circumstances where a party believes that any such disclosure is required by law or regulation, then it shall (i) seek to notify the other party on a timely basis in advance of such disclosure, and (ii) use its best efforts to seek confidential treatment of the material provisions of this Agreement to the greatest extent permitted by law or regulation.
16. General Provisions.
(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding the United Nations Convention on Contracts for the International Sale of Goods, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws thereof.
(b) Entire Agreement. This Agreement (including any exhibits attached or to be attached hereto, which are incorporated by this reference), together with the Joint Development Agreement and the NDA, represent the entire agreement and understanding of Hansen and St. Jude with respect to the subject matter hereof and supersede all previous agreements, representations and understandings, whether written or oral, between the parties concerning the subject matter hereof. No inference shall be drawn from any variance between this Agreement and any prior negotiations, term sheets, letters of intent relating to, or drafts of, this Agreement. Each party acknowledges and agrees that no representations, inducements, promises, commitments or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not expressed herein.
(c) Amendments. This Agreement may only be amended or modified in writing signed by authorized representatives of St. Jude and Hansen.
(d) Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. In such event, the parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the parties in agreeing to such invalid or unenforceable provision, without itself being invalid or unenforceable.
(e) Construction Against Waiver. Waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that provision or as a waiver of any other right.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
(g) Assignment. Neither Hansen nor St. Jude may assign any of its rights or obligations pursuant to this Agreement without the prior written consent of the other party, except to a successor to substantially all of the business or assets of either party by merger, sale of assets, or other form of reorganization; provided, however, that St. Jude may assign its rights, interests or obligations hereunder to any of its Affiliates without the prior consent of Hansen;.
(h) Notices. All notices under this Agreement must be in writing and will be deemed given if sent by facsimile (except for legal process), certified or registered mail or commercial courier (return receipt or confirmation of delivery requested), or by personal delivery to the party to receive the notice or other communications called for by this Agreement at the following addresses (or at another address for a party as specified by a party by like notice):
(1)	If to Hansen:
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA
Facsimile: 650-404-5900
Attn: President and Chief Operating Officer
and
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA
Facsimile: 650-404-5900
Attn: Vice President of Legal Affairs
with a copy to (which shall not constitute notice):
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA
Facsimile: 650-404-5900
Attn: Chief Financial Officer
(2)	If to St. Jude:
St. Jude Medical, Inc.

One Lillehei Plaza
Saint Paul, MN 55117
Attention: Chief Financial Officer
and
St. Jude Medical, Atrial Fibrillation Division, Inc.
6500 Wedgwood Road
Maple Grove, MN 55311
Attention: President
and
St. Jude Medical, Atrial Fibrillation Division, Inc.
14901 DeVeau Place
Minnetonka, MN 55345
Attention: General Counsel
and
St. Jude Medical, U.S. Division
807 Las Cimas Parkway
Suite 400
Austin, TX 78746
Attention: General Counsel
and
St. Jude Medical, International Division
One Lillehei Plaza
Saint Paul, MN 55117
Attention: President
with a copy to (which shall not constitute notice):
(i) Force Majeure. Each of the parties hereto will be excused from its performance of its obligations hereunder if the performance is prevented by force majeure, and that excuse will continue so long as the condition constituting that force majeure continues plus 30 days after the termination of the condition. Either party, if excused from such compliance as aforesaid under this Section 16(i), agrees to give prompt notice to the other party of the relevant circumstances, to use its best efforts to overcome the obstacles of such performance, and to resume performance as soon as practicable. For the purposes of this Agreement, “force majeure” is defined to include causes beyond the control of St. Jude or Hansen, including without limitation acts of God, acts, regulations or laws of any government, war, warlike activity, acts of terrorism, insurrection, civil commotion, transportation delay, governmental action (whether or not with proper authority) destruction of production facilities or materials by fire, flood, earthquake or storm, or medical epidemics.
(j) No Strict Construction. This agreement has been prepared with the participation of each party and will not be strictly construed against either party. Each party acknowledges that it has consulted with, or has had the opportunity to consult with, counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.
(k) Headings; Interpretation. The captions to the several sections hereof are not a part of this Agreement, but are included for convenience of reference only and shall not affect its meaning or interpretation. Each reference to “include” or “including” or “includes” shall be deemed to be followed by the words “without limitation.”
(l) Non-Hire. Without the prior written consent of the other party, neither party shall, during the Term and for 12 months thereafter, solicit (other than a solicitation by general advertisement), hire or otherwise engage, or cause any other person or entity (including its subsidiaries, parents or other Affiliates) to solicit (other than a solicitation by general advertisement), hire or otherwise engage, any current or former employee of the other party or any affiliate of the other party for a period of 6 months after the termination of such individual’s employment relationship with the other party or affiliate of the other party.
(m) Third Party Beneficiaries. St. Jude’s Affiliates, including, without limitation, (i) St. Jude Medical, Atrial Fibrillation Division, Inc., (ii) St. Jude Medical S.C., Inc., and (iii) SJM International, Inc., are third party beneficiaries of this Agreement.

     To witness their agreement, the parties have caused this Agreement to be signed below by their respective officers.

HANSEN MEDICAL, INC.		ST. JUDE MEDICAL, INC.

By:	/s/ Gary Restani	By:	/s/ Pamela S. Krop

Gary Restani		Pamela S. Krop
(Print Name)		(Print Name)

Title: President and Chief Operating Officer		Title: Vice President, General Counsel and Secretary
[Signature Page to Co-Marketing Agreement]

Appendix A
Sales and Marketing Plan

Appendix B
Prices, Other Fees and Invoicing
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